UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): October 1, 2014
HealthSouth Corporation
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-10315	63-0860407
(Commission File Number)	(I.R.S. Employer Identification No.)
3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243
(Address of Principal Executive Officers, Including Zip Code)
(205) 967-7116
(Registrant’s telephone number)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On October 1, 2014, HealthSouth Corporation (the “Company”) completed its previously announced redemption of the remaining $271,350,000 aggregate principal amount of its outstanding 7.250% Senior Notes due 2018 (the “2018 Notes”) pursuant to the Indenture dated as of December 1, 2009 (the “Base Indenture”), by and between the Company and Wells Fargo Bank, National Association, as successor to The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture dated as of October 7, 2010 (the “2018 Indenture”; the Base Indenture as supplemented by the 2018 Indenture, the “Indenture”). The total consideration paid in connection with the redemption, approximately $281 million, represented 103.625% of the principal amount of the 2018 Notes so redeemed, not including accrued and unpaid interest thereon. Upon the redemption of the outstanding 2018 Notes, the 2018 Indenture, which governed the terms of the 2018 Notes, was satisfied and discharged as of October 1, 2014.

The description of the provisions of the 2018 Indenture is summary in nature and is qualified in its entirety by reference to the provisions of the definitive agreement. A copy of the Base Indenture was filed as Exhibit 4.7.1 to the Company’s Annual Report on Form 10-K filed on February 23, 2010. A copy of the 2018 Indenture was filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on October 12, 2010.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSOUTH CORPORATION
By:	/s/ John P. Whittington
Name:	John P. Whittington
Title:	Executive Vice President, General Counsel, and Corporate Secretary

Dated: October 2, 2014